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                                                                   Exhibit 10.16

                             COMMERCIAL CAPITAL BANK
                            EXECUTIVE BONUS AGREEMENT

         THIS AGREEMENT is adopted this 23rd day of July, 2002, by and between COMMERCIAL CAPITAL BANK, a savings association located in Irvine, California (the "Company"), and STEPHEN H. GORDON (the "Executive").

                                  INTRODUCTION

         To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a bonus opportunity. The Company will pay the Executive's bonus from the Company's general assets.

                                   AGREEMENT

         The Executive and the Company agree as follows:

                                   Article 1
                                  Definitions

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

         1.1 "Bonus" means only the cash bonus award paid to the Executive during a Plan Year and does not include any salary.

         1.2 "Change of Control" means the transfer of shares of the Company's voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company's outstanding voting common stock followed within twelve (12) months by the Executive's Termination of Employment for reasons other than death, Disability or retirement.

         1.3 "Code" means the Internal Revenue Code of 1986, as amended.

         1.4 "Disability" means the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totallly and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

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         1.5 "Early Involuntary Termination" means that the Executive, prior to
Normal Retirement Age, has been notified in writing, that employment with the Company is terminated for reasons other than an approved leave of absence. Termination for Cause, Disability, or within 12 months following a Change of Control.

         1.6  "Normal Retirement Age" means the Executive's 60/th/ birthday.

         1.7 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

         1.8  "Plan Year" means the calendar year.

         1.9 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason or a leave of absence approved by the Company.

         1.10 "Termination for Cause" means the Company terminating the Executive's employment for:

              (a) Gross negligence or gross neglect of duties to the Company;
              (b) Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive's employment with the Company; or
              (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

         1.11 "Voluntary Termination" means that the Executive, prior to Normal Retirement Age, has terminated employment with the Company for reasons other than death, Disability, Termination for Cause, Change of Control, or Early Involuntary Termination.

                                   Article 2
                                  Bonus Award

         2.1 Payment of Bonus Award. The Company shall pay the Executive a cash Bonus Award for each Plan Year until the Executive's death. The amount of the Bonus Award shall be equal to the Executive's economic benefit under a separate Split Dollar Agreement, divided by one minus the Company's combined marginal income tax rate for the calendar year immediately preceding such payment. The Executive shall have no right to determine or influence such Bonus Award. The Company shall pay the Bonus Award prior to December 31 of each year.

         2.2 Continuation of Bonus Award. The Company shall continue to pay the Executive the Bonus Award under the following circumstances:

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              (a) Upon the Executive attaining Normal Retirement Age;

              (b) Upon a Change of Control.

                                    Article 3
                                  Reimbursement

         Reimbursement to Company. In the event the Company has provided the Executive any split dollar death benefit under separate agreement, the Executive shall annually pay to the Company an amount equal to the Executive's economic benefit determined under such agreement.

                                    Article 4
                               General Limitations

         The Company shall not continue to pay any Bonus award under this Agreement under the following circumstances:

              (a) Upon the Executive's Early Voluntary Termination;
              (b) Upon the Executive's death;
              (c) Upon the Executive's Termination for Cause; or
              (d) Upon the termination of this Agreement.

                                   Article 5
                           Amendment and Termination

         This Agreement may be amended or terminated in the sole discretion of the Company after written notification of such amendment or termination is provided to the Executive.

                                   Article 6
                          Claims and Review Procedure

         6.1 Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (the "claimant") shall make a claim for such benefit as follows:

              6.1.1 Initiation -- Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

              6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must

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         set forth the special circumstances and the date by which the Company expects to render its decision.

              6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                    (a) The specific reasons for the denial,
                    (b) A reference to the specific provisions of this Agreement on which the denial is based,
                    (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
                    (d) An explanation of this Agreement's review procedures and the time limits applicable to such procedures, and,
                    (e) A statement of the claimant's right to bring a civil
                        action under ERISA Section 502(a) following an adverse benefit determination on review.

         6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

              6.2.1 Initiation -- Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

              6.2.2 Additional Submissions -- Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

              6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

              6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

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              6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                    (a) The specific reasons for the denial,
                    (b) A reference to the specific provisions of this Agreement on which the denial is based,
                    (c) A statement that the claimant is entitled to receive,
                        upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and
                    (d) A statement of the claimant's right to bring a civil
                        action under ERISA Section 502(a).

                                   Article 7
                                 Miscellaneous

         7.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees.

         7.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         7.3 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

         7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         7.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the Bonus award provided under this Agreement.

         7.6 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.

         7.7 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

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         7.8  Facility of Payment. If the Executive is declared to be incompetent, or incapable of handling the disposition of his or her property, the Company may pay such benefit to the duly appointed guardian, legal representative or person having the care or custody of the Executive. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

         7.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

              (a) Interpreting the provisions of this Agreement;
              (b) Establishing and revising the method of accounting for this Agreement;
              (c) Maintaining a record of Bonus payments; and
              (d) Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

         7.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         IN WITNESS WHEREOF, the Executive and the Company consent to this Agreement on the date above written.


EXECUTIVE:                                 COMPANY:

                                           Commercial Capital Bank

/s/ Stephen H. Gordon                      By    /s/ David S. DePillo
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Stephen H. Gordon                          Title President
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